UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Delayed Draw Term Loan Credit Agreement

On December 28, 2017 (the “Closing Date”), Empire Resorts, Inc. (the “Company”) entered into a Delayed Draw Term Loan Credit Agreement (the “Bangkok Bank Loan Agreement”), with Bangkok Bank PCL, New York Branch (“Bangkok Bank”), as lender, and Monticello Raceway Management, Inc., the Company’s wholly-owned subsidiary (“MRMI”), as guarantor. The Bangkok Bank Loan Agreement provides for loans to be made to the Company in an aggregate principal amount of up to $20,000,000 (the “Bangkok Bank Loan”).

The Bangkok Bank Loan may be borrowed in up to five installments, each in multiples of $500,000, from time to time during the period from the Closing Date until the earlier of (i) the two-year anniversary of the Closing Date, and (ii) December 31, 2019 (unless such date is extended or the Bangkok Bank Loan otherwise becomes due pursuant to the Bangkok Bank Loan Agreement) (such date, the “Maturity Date”). The Company borrowed $16,000,000 on the Closing Date. Of this amount, approximately $9,900,000 was contributed to Montreign Operating Company, LLC (“Montreign Operating”), an indirect, wholly-owned subsidiary of the Company responsible for the development of Resorts World Catskills and the related development projects in Sullivan County, New York. This contribution to Montreign Operating was required by the terms of that certain Building Term Loan Agreement dated January 24, 2017 (as amended on May 26, 2017) among Montreign Operating, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Term Loan Agreement”), which Term Loan Agreement provided a portion of the debt financing required to complete Resorts World Catskills and the related development projects. After the payment of a $600,000 closing fee to Bangkok Bank and approximately $500,000 in other transaction-related fees and expenses, approximately $5,000,000 of the $16,000,000 that was drawn down on the Closing Date is available for the general corporate purposes of the Company.

Interest shall accrue on outstanding borrowings under the Bangkok Bank Loan Agreement at a rate equal to LIBOR plus 6.25%, or an alternate base rate plus 5.25% per annum. In addition, the Company will pay a commitment fee to Bangkok Bank equal to the undrawn amount of the Bangkok Bank Loan commitment multiplied by a rate equal to 1.50% per annum. Such commitment fee will be payable on the last business day of each quarter beginning on March 30, 2018.

In the event that the Bangkok Bank Loan is prepaid or repaid in whole or in part for any reason, the Company is required to pay a 2.0% pre-payment premium on any portion of the Bangkok Bank Loan that is prepaid or repaid. Additionally, at Bangkok Bank’s discretion, the Bangkok Bank Loan can be extended for up to one year, subject a 1.0% extension fee.

The Bangkok Bank Loan is guaranteed by MRMI and is secured by a security interest in MRMI’s Monticello Casino and Raceway facility located in Monticello, New York. The Bangkok Bank Loan Agreement contains customary representations and warranties and affirmative covenants, negative covenants and financial covenants, including representations, warranties and covenants that, among other things, restrict the ability of the Company and MRMI to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in certain transactions with affiliates, or make dividends or other distributions. In addition, the Bangkok Bank Loan Agreement contains a financial covenant that restricts the maximum total leverage ratio of the Company, which financial covenant is applicable beginning with the fiscal quarter ended December 31, 2018. Obligations under the Bangkok Bank Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others, nonpayment of principal, interest or fees, breach of the affirmative or negative covenants, revocation of a gaming license after the expiration of certain cure periods, and a change of control of the Company.

This summary description of the Bangkok Bank Loan Agreement is qualified in its entirety by reference to the actual Bangkok Bank Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Kien Huat Backstop Loan Agreement

Concurrently with and as a condition to the closing of the Bangkok Bank Loan Agreement, on the Closing Date, the Company and Kien Huat entered into a loan agreement (the “Kien Huat Backstop Loan Agreement”), providing for loans to the Company in an aggregate principal amount of up to $20,000,000 (the “Kien Huat Loan”). Any amounts borrowed under the Kien Huat Backstop Loan will be used exclusively to make payments required under the Bangkok Bank Loan Agreement and shall mature on the one-year anniversary of the Maturity Date of the Bangkok Bank Loan, or such earlier date that the Bangkok Bank Loan is terminated (the “Backstop Maturity Date”). As of the Closing Date, no amounts had been borrowed under the Kien Huat Loan.

The Kien Huat Backstop Loan bears interest at a rate of 12% per annum. Prior to the Backstop Maturity Date, interest on any principal amount outstanding under the Kien Huat Backstop Loan shall accrue and be added to the outstanding principal of the Kien Huat Backstop Loan (the “Principal Indebtedness”) on the first business day of each calendar month beginning on January 1, 2018 (each an “Interest Payment Date”) and shall thereafter be deemed to be part of the Principal Indebtedness. The Principal Indebtedness, including all interest due through the applicable Interest Payment Date and other amounts due under the Kien Huat Backstop Loan, shall be payable in cash on the Backstop Maturity Date. Kien Huat was paid a commitment fee of $200,000 in connection with the Kien Huat Loan.

The Kien Huat Backstop Loan Agreement contains customary representations and warranties and affirmative covenants, including representations, warranties and covenants that restrict the Company’s use of the proceeds of the Kien Huat Backstop Loan to pay amounts due and payable under the Bangkok Bank Loan. Obligations under the Kien Huat Backstop Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as applicable), including among others: nonpayment of principal, interest or fees; and breach of the affirmative covenants.

This summary description of the Kien Huat Backstop Loan Agreement is qualified in its entirety by reference to the actual Kien Huat Backstop Loan Agreement and related promissory note, each of which is filed as Exhibit 10.2 and 10.3, respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Kien Huat Note Exchange Agreement

Concurrently with and as a condition to the closing of the Bangkok Bank Loan Agreement, on the Closing Date, the Company, Montreign Holding Company, LLC, the Company’s wholly-owned subsidiary (“Montreign Holding”), and Kien Huat entered into a Note Exchange Agreement (the “Kien Huat Note Exchange Agreement”). The Kien Huat Note Exchange Agreement provides for the issuance of 1,379,873 shares of Company common stock (the “Exchange Shares”) to Kien Huat in full satisfaction of a promissory note (the “KH Note”), dated January 24, 2017, issued by Montreign Holding to Kien Huat (such exchange, the “Note Exchange”). As of the Closing Date, total indebtedness outstanding under the KH Note was $36,166,465.27. The total indebtedness outstanding under the KH Loan as of the Closing Date was $36,166,465.27, which amount was exchanged for the Exchange Shares at an exchange rate of $26.21, which exchange rate represents the volume-weighted average price of the Company’s common stock for the 30-day period immediately preceding the Closing Date. In connection with the Note Exchange, the Company was released from all of its obligations pursuant to the loan documents related to the KH Note, including the termination of the Company’s pledge of its membership interests in Montreign Holding.

The Exchange Shares were issued pursuant to an exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”) provided in Section 4(a)(2) of the Securities Act.

This summary description of the Note Exchange Agreement is qualified in its entirety by reference to the actual Note Exchange Agreement, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Additional Agreements with Kien Huat

In connection with the Note Exchange, on the Closing Date, the Company and Kien Huat amended the terms of certain existing obligations of Kien Huat, as follows:

•	The Company and Kien Huat amended (the “Commitment Letter Amendment”) that certain commitment letter dated initially dated June 26, 2014, (as amended on January 2, 2015 and September 22, 2015, the “Commitment Letter”). The Commitment Letter, among other things, had committed Kien Huat to make certain equity investments to support the Company’s development of Resorts World Catskills and related development projects in Sullivan County, New York. Pursuant to the Commitment Letter Amendment, Kien Huat’s obligation to participate in, and backstop, a follow-on rights offering of up to $35 million on the same terms and conditions and at the same subscription price as the rights offering conducted by the Company in January 2016 (the “January 2016 Rights Offering”) was terminated. Other than the termination of such follow-on standby purchase commitment, all other terms of the Commitment Letter remain unchanged.

•	The Company and Kien Huat amended that certain letter agreement, dated February 17, 2016 (the “Kien Huat Letter Agreement”) to extend by one year Kien Huat’s obligation not to engage in a going-private transaction with Empire without the prior approval of the majority of Empire’s minority shareholders and a majority of the disinterested directors of Empire. As a result of the amendment, such restriction now covers a period ending on or about February 2020. Other than this one-year extension, all other terms of the Kien Huat Letter Agreement remain unchanged.

These summary descriptions of the Commitment Letter Amendment and the Kien Huat Letter Agreement are qualified in their entirety by reference to the actual Commitment Letter Amendment and Kien Huat Letter Agreement, which are filed as Exhibits 99.1 and 4.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K as relates to the Bangkok Bank Loan and the Kien Huat Backstop Loan is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K as relates to the Exchange Shares is incorporated by reference herein.

Item 9.01.	Exhibits

(d)	Exhibits.

Exhibit	Description

4.1	Amendment to Letter Agreement, dated as of December 28, 2017, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited

10.1	Delayed Draw Term Loan Credit Agreement, dated as of December 28, 2017, among Empire Resorts, Inc., Bangkok Bank PCL, New York Branch (“Bangkok Bank”), and Monticello Raceway Management, Inc., as guarantor

10.2	Loan Agreement, dated as of December 28, 2017, among Empire Resorts, Inc. and Kien Huat Realty III Limited

10.3	Form of Promissory Note (to be issued to Kien Huat Realty III Limited)

10.4	Note Exchange Agreement, dated as of December 28, 2017, among Empire Resorts, Inc., Montreign Holding Company, LLC, and Kien Huat Realty III Limited

99.1	Amendment to Commitment Agreement, dated as of December 28, 2017, by and between Empire Resorts, Inc., and Kien Huat Realty III Limited

99.2	Press Release, dated December 28, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2018

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
Name: Ryan Eller
Title: President and Chief Executive Officer